Exhibit 99.1

NEWS RELEASE COOPER TIRE & RUBBER COMPANY • 701 Lima Avenue • Findlay, OH 45840-2315 419.423.1321 • coopertire.com

COMPANY CONTACT:	Curtis Schneekloth	FOR IMMEDIATE RELEASE
	Cooper Tire & Rubber Company	May 28, 2009
419.427.4768
COOPER TIRE CFO ANNOUNCES RETIREMENT
FINDLAY, OHIO, MAY 28, 2009 — COOPER TIRE & RUBBER COMPANY (NYSE:CTB) Vice President and Chief Financial Officer Phil Weaver announced his retirement today after 19 years with the Company. Mr. Weaver, age 56, will effectively retire as of the end of the year.
Chairman, President and CEO Roy Armes said, “I want to thank Phil for his years of service and commitment to Cooper Tire. While Phil was the CFO of Cooper, he was responsible for managing the finance function with a high level of integrity and within strict accordance with all federal and SEC regulations and guidelines. His contributions to the Company were key to many of the successes that Cooper has enjoyed.”
Mr. Weaver joined Cooper in 1990, after being employed by Ernst & Young. His previous positions with the Company included Controller of the tire division from 1990 to 1994, and Vice President of the tire division from 1994 to 1998. In 1999 he was appointed to Chief Financial Officer. Mr. Weaver also serves on the Board of Directors for Bemis Company, Inc.
It is anticipated that Cooper will name a successor by the end of 2009. The Company is conducting a search and will consider both internal and external candidates as Mr. Weaver’s successor.
Mr. Weaver will continue in his CFO capacity and serve on the Executive Committee until a successor is announced and an appropriate plan is in effect to ensure a smooth transition of responsibilities.
Though he has enjoyed his work, Weaver is looking forward to his retirement and pursuing interests outside of the business world and tire industry. Weaver said, “Cooper has strong internal processes and very good people. I am confident that the company will continue to operate as a solid organization during the upcoming transition.”
About Cooper Tire & Rubber Company
Cooper Tire & Rubber Company is a global company that specializes in the design, manufacture, marketing and sales of passenger car and light truck tires and subsidiaries that specialize in medium truck, motorcycle and racing tires. With headquarters in Findlay, Ohio, Cooper Tire has manufacturing, sales, distribution, technical and design facilities within its family of companies located in 10 countries around the world. For more information, visit Cooper Tire’s web site at www.coopertire.com.